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                                                                    Exhibit 10.6

                     AMENDED & RESTATED EMPLOYMENT AGREEMENT

      This Amended & Restated Employment Agreement ("Agreement"), dated as of this 31st day of March, 2004 (the "Effective Date"), is entered into by and between Alpha Natural Resources Services, LLC and any of its subsidiaries and affiliates as may employ Employee from time to time, (collectively, "Employer") and Michael J. Quillen ("Employee").

                              W I T N E S S E T H:

            WHEREAS, Employer employs Employee as President and Chief Executive Officer of Alpha Natural Resources LLC and ANR Holdings LLC pursuant to the terms and conditions set forth in that certain Employment Agreement dated as of January 1, 2003 (the "Original Agreement") between Employee and Alpha Natural Resources, LLC, that was assigned to Employer with Employee's consent as of December 31, 2003; and

            WHEREAS, Employer and Employee desire to amend and restate the Original Agreement and to continue the employment of Employee by Employer pursuant to the terms and conditions set forth in this Agreement;

            NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES:

      1.1 Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing through March 11, 2006, (the "Term") subject to the terms and conditions of this Agreement. The Term shall be automatically extended for successive one calendar year periods unless either party provides written notice to the other at least 90 days prior to the end of the then current Term of such party's election not to extend the Term.

      1.2 Beginning as of the Effective Date, Employee shall continue to be employed as the President and Chief Executive Officer of Alpha Natural Resources LLC and ANR Holdings LLC, and as the President of Alpha Natural Resources Services, LLC. Employee shall report to the Board of Directors of Employer. Employee agrees to serve in the assigned positions or in such other executive capacities as may be requested from time to time by Employer. Employee agrees to perform diligently and to the best of Employee's abilities, and in a trustworthy, businesslike and efficient manner, the duties and services pertaining to such positions as reasonably determined by Employer, as well as such additional or different duties and services appropriate to such positions which Employee from time to time may be reasonably directed to perform by Employer.

      1.3 Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time, including, without limitation, Employer's Company Code of Business Conduct (the "Code of Business Conduct").

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      1.4 Except as expressly approved by the Board of Directors, Employee shall, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interest of Employer or any of its affiliated subsidiaries and divisions, (each an "Employer Entity", or collectively, the "Employer Entities"), or requires any significant portion of Employee's business time. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and other business activities which do not conflict with the business and affairs of the Employer Entities or interfere with Employee's performance of his or her duties hereunder. Employee may not serve on the board of directors of any entity other than an Employer Entity, related industry trade association, public institution, or government appointed public or quasi-public body in the geographic location of the businesses during the Term without prior approval therefor by the Board of Directors in accordance with Employer's policies and procedures regarding such service. Employee shall be permitted to retain any compensation received for approved service on any unaffiliated corporation's board of directors.

      1.5 Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of the Employer and the other Employer Entities and to do no act which would, directly or indirectly, injure any such entity's business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer, or any Employer Entity, involves a possible conflict of interest. In keeping with Employee's fiduciary duties to Employer, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with Employer or any Employer Entity, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee shall not engage in any activity that might involve a possible conflict of interest without first obtaining approval in accordance with Employer's policies and procedures.

      1.6 Nothing contained in this Agreement shall be construed to preclude the transfer of Employee's employment to another Employer Entity ("Subsequent Employer") as of, or at any time after, the Effective Date and no such transfer shall be deemed to be a termination of employment for purposes of Article 3 hereof; provided, however, that, effective with such transfer, all of Employer's obligations hereunder shall be assumed by and be binding upon, and all of Employer's rights hereunder shall be assigned to, such Subsequent Employer and the defined term "Employer" as used herein shall thereafter be deemed amended to mean such Subsequent Employer. Except as otherwise provided above, all of the terms and conditions of this Agreement, including without limitation, Employee's rights, compensation, benefits and obligations, shall remain in all material respects and taken as a whole, no less favorable to Employee following such transfer of employment.

ARTICLE 2: COMPENSATION AND BENEFITS:

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      2.1 Employee's base salary during the Term shall be $ 420,000 (Four
Hundred Twenty Thousand dollars) per annum which shall be paid in accordance with the Employer's standard payroll practice. Employee's base salary may be increased from time to time. Such increased base salary shall become the minimum base salary under this Agreement and may not be decreased thereafter without the written consent of Employee unless otherwise permitted by this Agreement.

      2.2 During the Term, Employee shall participate in a bonus plan pursuant to which an annual bonus shall be paid to Employee in an amount to be determined by the Employer's Compensation Committee ranging between 50% and 150% of Employee's base salary. Payment of the bonus shall be based on parameters established by the Employer's management, including, without limitation, performance goals applicable to Employee, and such parameters shall be approved by the Board of Directors of Employer.

      2.3 During the Term, Employer shall pay or reimburse Employee for all actual, reasonable and customary expenses incurred by Employee in the course of his or her employment; provided that such expenses are incurred and accounted for in accordance with Employer's applicable policies and procedures.

      2.4 While employed by Employer, Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Employer to all or substantially all of Employer's similarly situated employees. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, qualified and non-qualified retirement plans, and stock option and stock grant programs, if any. Except as specifically provided in this Agreement, nothing in this Agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

      2.5 Notwithstanding anything to the contrary in this Agreement, it is specifically understood and agreed that Employer shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any incentive, employee benefit or stock or stock option program or plan, so long as such actions are similarly applicable to covered employees generally.

      2.6 Employer shall withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3: TERMINATION OF EMPLOYMENT AND EFFECTS OF SUCH TERMINATION:

      3.1 Employee's employment with Employer shall be terminated prior to the end of the Term (i) upon the death of Employee, (ii) upon Employee's Retirement (as defined below), (iii)

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upon Employee's Permanent Disability (as defined below), (iv) at any time by
Employer upon notice to Employee, or (v) by Employee upon sixty (60) days' notice to Employer.

      3.2 If Employee's employment is terminated by reason of any of the following circumstances (i), (ii), or (iii), Employee shall be entitled to receive the benefits set forth only in Section 3.3 below:

      (i) Termination due to Employee's Retirement. "Retirement" shall mean either (a) Employee's retirement at or after normal retirement age (either voluntarily or pursuant to Employer's retirement policy) or
            (b) the voluntary termination of Employee's employment by Employee in accordance with Employer's early retirement policy.

      (ii) Termination by Employer for Employer Cause. Employer termination of Employee's employment for "Employer Cause" shall mean termination by Employer for any of the following: (a) Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement, (b) Employee's final conviction of or plea of guilty or nolo contendere to a felony or Employee engaging in fraudulent or criminal activity relating to the scope of Employee's employment (whether or not prosecuted), (c) a material violation of Employer's Code of Business Conduct, (d) Employee's material breach of any material provision of this Agreement, provided that Employee has received written notice from the Employer and been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach, (e) any continuing or repeated failure to perform the duties as requested in writing by the Employee's supervisor(s) or the Board of Directors of Employer after Employee has been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach, (f) the commission of a felony or crime involving moral turpitude or (g) conduct which brings Employer into public disgrace or disrepute in any material respect. Determination as to whether or not Employer Cause exists for termination of Employee's employment will be made by the Board of Directors.

      (iii) Termination by Employee by resignation, other than for Employee Cause. Employee's resignation, other than for Employee Cause, shall mean termination of Employee's employment by Employee's resignation of employment with Employer and any Employer Entity (including, without limitation, Employee's election not to renew the Term pursuant to Section 1.1) but not including any termination by Employee for Employee Cause as described in Section 3.4(i).

      3.3 If Employee's employment is terminated by reason of Section 3.2 (i),
(ii), or (iii), Employee shall be entitled to each of the following:

      (i) Employee shall be entitled to a pro rata base salary through the date of such termination and shall be entitled to any individual bonuses or individual incentive compensation not yet paid, but payable under Employer's plans for years prior to the

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            year of Employee's termination of employment, but shall not be entitled to any bonus or incentive compensation for the year in which he or she terminates employment unless specifically granted by the Board of Directors, or any other payments or benefits by or on behalf of Employer except for those which may be payable pursuant to the terms of Employer's employee benefit plans (as defined in Section 3.7), stock, option, or other equity interests or the applicable agreements underlying such plans.

      (ii) Except for (i) above, it is specifically understood that all future compensation to which Employee is entitled and all future benefits for which Employee is eligible, shall cease and terminate as of the date of termination.

      3.4 If Employee's employment is terminated by reason of (i), (ii), (iii), or (iv) below, Employee shall be entitled to receive the benefits set forth in
Section 3.5 or Section 3.6, as applicable.

      (i) Termination by Employee for Employee Cause. "Employee Cause" shall mean a termination of employment by Employee because of (a) the assignment to the Employee of any significant duties materially inconsistent with Employee's status as an officer of Employer or a substantial diminution in the nature of Employee's responsibilities or Employee's status, (b) a material breach by Employer of any material provision of this Agreement, (c) any illegal activity or breach of governmental laws, rules or regulations by the Employer or the Employer's Board of Directors in conjunction with the Employer's Entities or (d) resignation by Employee during the period beginning three-months and ending nine-months following the liquidation or sale of more than seventy-five percent of the First Reserve ownership in Employer or its successor or affiliates under common control. In order for Employee to terminate for Employee Cause, (A) Employer must be notified by Employee in writing within ninety (90) days of the event constituting Employee Cause, (B) the event must remain uncorrected by Employer for thirty (30) days following such notice (the "Notice Period") and (C) such termination must occur within sixty (60) days after the expiration of the Notice Period. An across-the-board salary reduction, but not below the minimum in
            Article 2.1, similarly affecting Employee and all other executives of Employer shall not constitute a material breach of this Agreement by Employer.

      (ii) Employer Termination Without Cause. Termination by Employer for any reason other than for Employer Cause including, without limitation, termination due to Employer's election not to renew the Term pursuant to Section 1.1.

      (iii) Death. Termination due to the death of Employee.

      (iv) Termination due to Employee's Permanent Disability. "Permanent Disability" shall mean Employee's physical or mental incapacity to perform his or her usual duties

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            with such condition likely to remain continuously and permanently as determined by Employer.

      3.5 If Employee's employment is terminated by Employee under Section 3.4
(i) or by Employer under Section 3.4 (ii), Employee shall be entitled to each of the following:

      (i) Subject to the provisions of Section 3.7, Employer shall pay to Employee a severance benefit consisting of continued periodic payments of Employee's base salary as in effect at the date of Employee's termination of employment in accordance with Employer's customary payroll practices during the period commencing on the effectiveness of such termination and ending on the earlier of (A) the first anniversary of the date of such termination, or (B) the date Employee violates any of the covenants set forth in Article 4 or Article 5 hereof. If Employee's employment is terminated for reasons under Section 3.4 (i) or (ii) above, the Employer shall be entitled to enforce the covenant not to compete and the other conditions set forth in Article 5 of this Agreement during Employee's employment and until the end of the Term in effect on the date immediately prior to the termination.

      (ii) Employee shall be entitled to any individual bonuses or individual incentive compensation not yet paid but payable under Employer's plans for years prior to the year of Employee's termination of employment. Such amounts shall be paid to Employee in a single lump sum cash payment no later than sixty (60) days following Employee's termination of employment.

      (iii) Employee shall be entitled to a pro-rata share of any individual bonuses or individual incentive compensation under Employer's plans for the year of Employee's termination of employment based on the portion of such year of termination that Employee was employed by Employer. All amounts for individual bonuses or incentive compensation due to Employee under this Section 3.5 (iii) shall be paid at the time that such amounts are paid to similarly situated employees.

      (iv) To the extent permitted by applicable law and Employer's insurance and benefits' policies, Employer shall maintain Employee's paid coverage for health insurance (through the payment of Employee's COBRA premiums) and other dental and life insurance benefits for a period of 18 months from the date of Employee's termination on substantially the same basis as would have otherwise been provided had Employee not been terminated and Employer will have no obligation to pay any benefits to or premiums on behalf of Employee after such 18 month period ends. To the extent that such benefits are available under Employer's insurance and Employee had such coverage immediately prior to termination, such continuation of benefits for Employee shall also cover Employee's dependents.

      3.6 If Employee's employment is terminated by reason of Section 3.4(iii) or (iv), Employee's estate, in the case of death, or Employee or his legal guardian, in the case of Permanent

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Disability, shall be entitled to payment of all amounts determined under Section
3.5(i) through (iii), except that the one (1) year of base salary to be paid under Article 3.5(i) shall be paid in a lump sum within sixty (60) days after termination of Employee's employment. All payments due under Section 3.5(ii) shall be paid in a single lump sum payment no later than sixty (60) days after Employee's termination of employment. All payments due under Section 3.5(iii), as modified herein, shall be paid no later than sixty (60) days after the bonus or incentive compensation is capable of being determined.

      3.7 The severance benefit paid to Employee pursuant to Section 3.3 or
Section 3.5 above shall be in consideration of Employee's continuing obligations hereunder after such termination, including, without limitation, Employee's obligations under Article 4 and Article 5. Further, as a condition to the receipt of such severance benefit, Employer may require Employee to first execute a release, in a form established by Employer and reasonably acceptable to Employee, releasing Employer and all other Employer Entities, and their officers, directors, employees, and agents, from any and all claims and from any and all causes of action of any kind or character, including, but not limited to, all claims and causes of action arising out of Employee's employment with Employer and any other Employer Entities or the termination of such employment. The performance of Employer's obligations under Section 3.3 or Section 3.5 and the receipt of the severance benefit provided thereunder by Employee shall constitute full settlement of all such claims and causes of action. Employee shall not be under any duty or obligation to seek or accept other employment following a termination of employment pursuant to which a severance benefit payment under Section 3.3 or Section 3.5 is owing and the amounts due Employee pursuant to Section 3.3 or Section 3.5 shall not be reduced or suspended if Employee accepts subsequent employment or earns any amounts as a self-employed individual, provided, however that in the event Employee breaches any of Employee's obligations under Articles 4 or 5 of this Agreement, then, in addition to Employer's right to specific performance pursuant to Section 5.5 or any other rights that Employer or each Employer Entity may have under this Agreement or otherwise, Employer and each Employer Entity shall have the right to suspend payment of any amounts to which Employee would otherwise be entitled pursuant to this Article 3 until such time as Employee is no longer in breach of Employee's obligations under Articles 4 and 5. Employee's rights under Section
3.3 or Section 3.5 are Employee's sole and exclusive rights against the Employer, or any affiliate of Employer, and the Employer's sole and exclusive liability to Employee under this Agreement, whether such claim is based in contract, tort or otherwise, for the termination of his or her employment relationship with Employer. Employee agrees that all disputes relating to Employee's employment or termination of employment shall be resolved through Employer's Dispute Resolution Plan as provided in Section 6.6 hereof; provided, however, that decisions as to whether there is "Employer Cause" for termination of the employment relationship with Employee and whether and as of what date Employee has become permanently disabled shall be limited to whether such decision was reached in good faith. Nothing contained in this Article 3 shall be construed to be a waiver by Employee of any benefits accrued for or due Employee under any employee benefit plan (as such term is defined in the Employees' Retirement Income Security Act of 1974, as amended) maintained by Employer except that Employee shall not be entitled to any severance benefits pursuant to any severance plan or program of the Employer except as outlined in this Agreement.

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      3.8 Termination of the employment relationship does not terminate those obligations imposed by this Agreement, which are continuing obligations, including, without limitation, Employee's obligations under Article 4 and
Article 5.

      3.9 The payment of any monies to Employee under this Agreement after the date of termination of employment does not constitute an offer or a continuation of employment of the Employee. In no event, shall Employee represent or hold himself out to be an employee of Employer after the date of termination of employment. Except where Employer is lawfully required to withhold any federal, state, or local taxes, Employee shall be responsible for any and all federal, state, or local taxes that arise out of any payments to Employee hereunder.

      3.10 During any period during which any monies are being paid to Employee under this Agreement after the date of termination, Employee shall provide to Employer reasonable levels of assistance to Employer in answering questions concerning the business of Employer, transition of responsibility, or litigation, provided that all out of pocket expenses of Employee reasonably incurred in connection with such assistance is fully and promptly reimbursed and that any such assistance after the Non-Compete Period (as defined below) shall not interfere or conflict with the obligations which Employee may owe to any other employer.

ARTICLE 4: OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY AND CONFIDENTIAL
           INFORMATION:

      4.1 All information, ideas, concepts, improvements, innovations, developments, methods, processes, designs, analyses, drawings, reports, discoveries, and inventions, whether patentable or not or reduced to practice, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by Employer or any of the Employer Entities, both before and after the date hereof (whether during business hours or otherwise and whether on Employer's premises or otherwise) which relate to the business, products or services of Employer or the Employer Entities (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, marks, and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not composing confidential information)), and all writings or materials of any type embodying any of such items ("Work Product"), shall be the sole and exclusive property of Employer or a Employer Entity, as the case may be, and shall be treated as "work for hire." It is recognized that Employee is an experienced executive in the business of the Employer Entities and through several decades of prior work in the industry acquired and retains knowledge, contacts, and information which is not bound by this Article 4.

      4.2 Employee shall promptly and fully disclose all Work Product to Employer and shall cooperate and perform all actions reasonably requested by Employer (whether during or after the Term of employment) to establish, confirm and protect Employer's right, title and interest in such Work Product. Without limiting the generality of the foregoing, Employee agrees to assist

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Employer, at Employer's expense, to secure Employer's rights in the Work Product in any and all countries, including the execution by Employee of all applications and all other instruments and documents which Employer shall deem necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to Employer the sole and exclusive right, title and interest in and to such Work Product. If Employer is unable because of Employee's mental or physical incapacity or for any other reason (including Employee's refusal to do so after request therefor is made by Employer) to secure Employee's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work
Product belonging to or assigned to Employer pursuant to Section 4.1 above, then Employee by this Agreement irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee's agent and attorney-in-fact to act for and in Employee's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Employee. Employee agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work Product other than pursuant to this
Section in circumstances where such patents or copyright registrations are or have been or are required to be assigned to Employer.

      4.3 Employee acknowledges that the businesses of Employer and the Employer Entities are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer or the Employer Entities use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer and the Employer Entities in maintaining their competitive position. Employee acknowledges that by reason of Employee's duties to and association with Employer and the Employer Entities, Employee has had and will have access to and has and will become informed of confidential business information which is a competitive asset of Employer and the Employer Entities. Employee hereby agrees that Employee will not, at any time during or after his or her employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer or the Employer Entities, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder. Employee shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Employee's legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Employee shall, to the extent practicable and lawful in any such events, give prior notice to Employer of his or her intent to disclose any such confidential business information in such context so as to allow Employer or a Employer Entity an

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opportunity (which Employee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Employer Entities and acquired prior to the date of this Agreement would not be considered confidential to the Employer.

      4.4 All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by Employer which contain or disclose confidential business information or trade secrets of Employer or the Employer Entities, or which relate to Employee's Work Product described in Section 4.1 above, shall be and remain the property of Employer, or the Employer Entities, as the case may be. Upon termination of Employee's employment by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

ARTICLE 5: COVENANT NOT TO COMPETE:

      5.1 In consideration of the compensation to be paid to Executive under this Agreement, Employee acknowledges that in the course of Employee's employment with certain Employer Entities, he has prior to the date of the Agreement, and will during the Term of employment, become familiar with Employer and the Employer Entities trade secrets, business plans and business strategies and with other confidential business information concerning Employer and the Employer Entities and that Employee's services have been and shall be of special, unique and extraordinary value to Employer and the Employer Entities. Employee also acknowledges that in the course of his employment he will have access to Employer's relationships and goodwill with its customers, distributors, suppliers and employees. In light of Employee's value to and knowledge of Employer and the Business (as defined below) and Employee's compensation pursuant to this Agreement, Employee agrees that, during the Term and for a period of one (1) year thereafter (the "Non-Compete Period"), he will not, in association with or as an officer, principal, member, advisor, agent, partner, director, material stockholder, employee or consultant of any corporation (or sub-unit, in the case of a diversified business) or other enterprise, entity or association, work on the acquisition or development of, or engage in any line of business, property or project which is, directly or indirectly, competitive with any business that Employer or any Employer Entity engages in or is planning to engage in during the Term of employment, including but not limited to the mining, processing, transportation, distribution, trading and sale of synfuel, coal and coal byproducts or land and mineral leasing (the "Business"). Such restriction shall cover Employee's activities anywhere in North America.

      5.2 During the applicable Non-Compete Period, Employee will not solicit or induce any person who is or was employed by any of the Employer Entities at any time during such term or period (A) to interfere with the activities or businesses of Employer or any Employer Entity or (B) to discontinue his or her employment with any of the Employer Entities.

      5.3 During the applicable Non-Compete Period, Employee will not, directly or indirectly, influence or attempt to influence any customers, distributors or suppliers of any of the Employer Entities to divert their business to any competitor of Employer or any Employer Entity or in any way interfere with the relationship between any such customer, distributor or supplier and

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Employer and any Employer Entity (including, without limitation, making any negative statements or communications about Employer and the Employer Entities). During the applicable Non-Compete Period, Employee will not, directly or indirectly, acquire or attempt to acquire any business in North America to which Employer or any Employer Entity, prior to the termination of the Term of employment, has made an acquisition proposal relating to the possible acquisition of such business by Employer or any Employer Entity, or has planned, discussed or contemplated making such an acquisition proposal (such business, an "Acquisition Target"), or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any person other than Employer or any Employer Entity.

      5.4 Employee understands that the provisions of Sections 5.1, 5.2 and 5.3 hereof may limit his ability to earn a livelihood in a business in which he is involved, but as a member of the management group of Employer he nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Employer and any of the Employer Entities; (ii) such provisions contain reasonable limitations as to time, scope of activity, and geographical area to be restrained; and (iii) the consideration provided hereunder, including without limitation, any amounts or benefits provided under Article 3 hereof, is sufficient to compensate Employee for the restrictions contained in Section 5.1,
5.2 and 5.3 hereof. In consideration of the foregoing and in light of Employee's education, skills and abilities, Employee agrees that he will not assert that, and it should not be considered that, any provisions of Section 5.1, 5.2 or 5.3 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

      5.5 If, at the time of enforcement of Articles 4 or 5 of this Agreement, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Employee acknowledges that he is a member of Employer's management group with access to Employer's confidential business information and his services are unique to Employer and the Employer Entities. Employee therefore agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in Articles 4 and 5 will be inadequate and that in the event of any such breach, Employer may, in addition to the other remedies which may be available to it at law, apply to any court of competent jurisdiction to obtain specific performance and/or injunctive relief prohibiting Employee (together with all those persons associated with him) from the breach of such covenants and agreements and to enforce, or prevent any violations of, the provisions of this Agreement. In addition, in the event of a breach or violation by Employee of this Article 5, the applicable Non-Compete Period set forth in this Article shall be tolled until such breach or violation has been cured.

      5.6 Each of the covenants of this Article 5 are given by Employee as part of the consideration for this Agreement and as an inducement to Employer to enter into this Agreement and accept the obligations hereunder and is a material inducement to Employer or one of its affiliates to acquire the operations of Employee's former employer.

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ARTICLE 6: MISCELLANEOUS:

      6.1 For purposes of this Agreement, the terms "affiliate" or "affiliated" means an entity or entities in which Employer has a 20% or more direct or indirect equity interest or entity or entities that have a 20% or more direct or indirect equity interest in Employer.

      6.2 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee, Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to Employer:

                          Alpha Natural Resources, LLC
                        406 West Main Street
                        Abingdon, VA 24212
                           Attn: President and Manager

      (or to Employer's current headquarters address to the attention of the President).

      If to Employee:   To his last known personal residence

      6.3 This Agreement shall be governed by and construed and enforced, in all respects in accordance with; the law of the State of Delaware, without regard to principles of conflicts of law, unless preempted by federal law, in which case federal law shall govern; provided, however, that Employer's Dispute Resolution Plan, or if no such plan is in place, then the rules of the American Arbitration Association shall govern in all respects with regard to the resolution of disputes hereunder.

      6.4 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

      6.5 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

      6.6 It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court. Accordingly, the parties agree that any such dispute shall, as the

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sole and exclusive remedy, be submitted for resolution through Employer's
Dispute Resolution Plan or, if no such plan is in place, then pursuant to binding arbitration to be held in Wilmington, Delaware, in accordance with the employment arbitration rules (except as modified below) of the American Arbitration Association and with the Expedited Procedures thereof (collectively, the "Rules"); provided, however, that the Employer, on its own behalf and on behalf of any of the Employer Entities, shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions of Article 4 and 5 and Employee hereby consents that such restraining order or injunction may be granted without the necessity of the Employer posting any bond. Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be experienced in deciding cases concerning the matter which is the subject of the dispute. Each of the parties agrees that in any such arbitration that pre-arbitration discovery shall be limited to the greatest extent provided by the Rules, that the award shall be made in writing no more than 30 days following the end of the proceeding, that the arbitration shall not be conducted as a class action, that the arbitration award shall not include factual findings or conclusions of law. Any award rendered by the arbitrator shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person.

      6.7 This Agreement shall be binding upon and inure to the benefit of Employer, its successors in interest, or any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business assets of Employer by any means, whether indirectly or directly, and whether by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or permanent disability of Employee.

      6.8 This Agreement replaces and merges any previous agreements and discussions pertaining to the subject matter covered herein. This Agreement constitutes the entire agreement of the parties with regard to the terms of Employee's employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.

      6.9 First Reserve Corporation shall be an intended third party beneficiary of this Agreement, except as to Article 6.2, and no change in this Agreement may be made prior to the Effective Date without the written consent of First Reserve Corporation.

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                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.

                                           EMPLOYER
                                           ALPHA NATURAL RESOURCES SERVICES, LLC

                                           By:    /s/ Eddie W. Neely
                                           Name:  Eddie W. Neely
                                           Title: Secretary

                                           EMPLOYEE

                                           /s/ Michael J. Quillen
                                           Michael J. Quillen

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